UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of report (Date of earliest event reported): January 22, 2009
Citizens Republic Bancorp, Inc.
(Exact Name of Registrant as Specified in Its Charter)
Michigan
(State or Other Jurisdiction of Incorporation)

001-33063 (Commission File Number)	38-2378932 (IRS Employer Identification No.)

328 South Saginaw Street, Flint, Michigan (Address of Principal Executive Offices)	48502 (Zip Code)
(810) 766-7500
(Registrant’s Telephone Number, Including Area Code)
Not Applicable
(Former Name or Former Address, if Changed Since Last Report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers
Item 9.01. Financial Statements and Exhibits
SIGNATURES
EX-10.48
EX-10.49
EX-99.1

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
On January 22, 2009, William R. Hartman, Chairman, President and Chief Executive Officer of Citizens Republic Bancorp, Inc., announced his retirement as President and Chief Executive Officer of the Company and its subsidiaries, effective January 31, 2009. Mr. Hartman will remain with the Company as non-executive Chairman until the Company’s 2009 annual meeting of shareholders, expected to be held April 23, 2009, to assist with transitional matters.
The Board named Cathleen H. Nash, currently the Company’s Executive Vice President — Regional Banking, to serve as the Company’s new President and Chief Executive Officer on February 1 following Mr. Hartman’s departure on January 31. Ms. Nash, age 46, joined the Company in July 2006 as its Executive Vice President and Head of Consumer Banking and was named to her current post in August 2007. Prior to joining the Company, she served as the Director of Branch Banking of SunTrust Corporation from September 2003 to June 2006 and as Director of Florida Retail Banking of SunTrust from May 2001 to September 2003. Ms. Nash has more than 20 years of experience in the banking industry.
Ms. Nash has also been appointed to the Board of Directors, effective February 1, 2009, for a term expiring at the annual shareholders meeting in 2010 and will serve on the Executive Committee of the Board.
The Board also named Thomas C. Shafer to replace Ms. Nash as Executive Vice President — Regional Banking. Mr. Shafer currently manages the East Michigan Region of Citizens Bank. Prior to this appointment, he had been Executive Vice President, Commercial Banking and Chief Credit Officer for the Company from 1996 to 2002. He joined the Company in 1994 as Senior Vice President of Commercial Banking. Mr. Shafer previously worked in various positions with Michigan National Bank.
In connection with the Board’s appointment of Ms. Nash as President and Chief Executive Officer, the Company and Ms. Nash entered into a letter agreement outlining the terms of her employment and compensation as such. Ms. Nash will be employed on an at-will basis with an annual base salary of $600,000. To the extent that annual incentive awards under the Management Incentive Plan are granted to the Company’s leadership team, Ms. Nash will be eligible to participate. She will also be granted a long-term award in 2009 under the Company’s Stock Compensation Plan equal to $300,000 in cash and 100,000 restricted stock units, with performance based vesting terms to be determined by the Compensation Committee at the time of grant. Her annual salary, incentive compensation and long term compensation will be reviewed annually by the Compensation Committee and approved by the full Board. Ms. Nash will continue to be eligible for other employee benefits and perquisites to the same extent provided to other members of the Company’s senior management, and she will be entitled to two years of salary continuance, plus outplacement services, if her employment is terminated without cause other than in connection with a change in control. If her employment terminates due to death or disability, she will be eligible for the same benefits provided to other members of senior management. Her existing change in control agreement will remain in effect without change, except to the extent an amendment is required to comply with the terms of the Emergency Economic Stabilization Act due to the recent investment in the Company by the U.S. Treasury.

Ms. Nash has agreed to non-compete and non-solicitation covenants expiring two years after her termination of employment, as well as confidentiality and non-disparagement covenants.
As compensation for his services as non-executive Chairman from February 1, 2009 through the annual meeting, Mr. Hartman will receive, in lieu of the compensation paid to outside directors during that period, a fee of $60,000, payable in three installments on February 1, 2009, March 1, 2009 and the annual meeting date. He will also be entitled to be reimbursed for expenses incurred in connection with his services on the same terms as the other outside directors, and to a Company office, administrative assistance and the use of his Company computer and communications devices while serving as non-executive Chairman. Mr. Hartman is otherwise receiving no compensation in connection with his departure other than pursuant to agreements and arrangements previously disclosed in the Company’s proxy statements and reports filed with the Securities and Exchange Commission.
The above summaries of the letter agreement with Ms. Nash and the agreement with Mr. Hartman do not purport to be complete statements of the provisions thereof. Such descriptions are qualified in their entirety by reference to the agreements, which are attached to this Current Report on Form 8-K as Exhibits 10.48 and 10.49, respectively, and are incorporated herein by reference.
Item 9.01. Financial Statements and Exhibits.
10.48	Letter Agreement, dated January 22, 2009, between Citizens Republic Bancorp, Inc. and Cathleen H. Nash

10.49	Agreement between Citizens Republic Bancorp, Inc. and William R. Hartman, dated January 22, 2009

99.1	Press Release, dated January 23, 2009

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

CITIZENS REPUBLIC BANCORP, INC.

By:	/s/ Thomas W. Gallagher Thomas W. Gallagher
Its:	General Counsel and Secretary
Date: January 23, 2009